UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 19, 2012

Silverton Adventures, Inc.
(Exact Name of Registrants as Specified in Their Charters)

Nevada
(State or Other Jurisdiction of Incorporation)

333-153626	80-5072317
(Commission File Number)	(IRS Employer Identification No.)

6283-B South Valley View Boulevard, Las Vegas, Nevada	89118
(Address of Principal Executive Offices)	(Zip Code)

(702) 876-1539
(Registrant’s Telephone Number, Including Area Code)

5070 Arville Street #7, Las Vegas, Nevada 89118
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 4 – MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

As of November 19, 2012 the Company determined that it will need to restate its audited financial statements for the year ended June 30, 2012, as contained in its Annual Report on Form 10K, dated filed October 23, 2012.

As a result of the preparation of the Company’s unaudited financial statements as September 30, 2012 and for the three months ended September 30, 2012, the Company determined that it had not used the proper accounting treatment of capital distributions to an officer and director of the Company. An officer and director of the Company was advanced funds in connection with travel and other expenses. These advancements of funds were improperly recorded as related-party accounts receivable. The Company should have recorded these transactions as expenses and/or compensation for services performed.

As a result, the Company understated its net loss by $50,408 and $26,445 for the years ended June 30, 2012 and 2011, respectively. In the restatement of the June 30, 2012 financial statements, the amounts will be accounted for as a payroll expense. The result from the change will be an increase in accumulate deficit totaling $76,853 and an increase of $50,408 in payroll expense which results in a ($76,853) change to total current assets and stockholders’ equity.

The Company does not have an audit committee, at this time, and so its board of directors, have authorized the Company’s officers to discuss this matter with the independent auditors for the Company and a consensus was reached that disclosure should be made relating to the previously issued financial statements dated June 30, 2012 as to non-reliance as of November 19, 2012.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2012	Silverton Adventures, Inc.

	By:	/s/ Ron Miller
Name: Ron Miller
Title: President